UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   May 24, 2004

BRIAZZ, INC.

(Exact name of registrant as specified in its charter)

Washington	000-32527	91-1672311
(Jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3901 7th Avenue South, Suite 200
Seattle, Washington 98108-5206

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (206) 467-0994

Not Applicable

(Former name or address, if changed since last report)

Item 3.   Bankruptcy or Receivership

        On June 7, 2004, BRIAZZ, INC. announced that it had filed a voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for Western District of Washington. BRIAZZ, INC. remains in possession of its assets and properties and continues to operate its businesses and manage its properties as "debtor-in-possession" pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

Item 5.   Other Events

        BRIAZZ, INC. (the "Company") operated four cafés inside four Borders Bookstores in the Chicago market pursuant to an agreement with Borders. Beginning Monday, May 24th, the operation of these cafés has reverted back to Borders and our agreement with them will be terminated.

        As part of the Company's efforts to focus on profitability of its operations, the Company has closed a number of its cafés, including all of its cafés in the Chicago market. After the café closings, the Company will have six cafés in Seattle, seven cafés in San Francisco and seven cafés in Los Angeles.

        On May 25, 2004, the Company entered into a Securities Purchase Agreement with Victor D. Alhadeff completing a $213,555 financing. Pursuant to the Securities Purchase Agreement, the Company has received cash payments totaling $150,000 in addition to $63,555 in obligations previously guaranteed by Mr. Alhadeff in exchange for senior secured non-convertible two-year notes in the principal amount of $213,555 and warrants to purchase 2,736,117 shares of the Company’s common stock for $0.10 per share. All notes discussed above will bear interest at the one–month LIBOR rate plus 1%, and are secured by a security interest in the Company’s assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

BRIAZZ, INC.

Date: June 7, 2004
/s/ Victor D. Alhadeff
Victor D. Alhadeff Chief Financial Officer